Exhibit 5.1

Actavis plc

70 Sir John Rogerson’s Quay

Dublin 2

Ireland

Our Ref	Your Ref	1 October 2013
FBO/663174/3

Dear Sirs

Legal Opinion regarding Form S-8 Registration Statement under the Securities Act of 1933 (as amended) of the United States in respect of Actavis plc

We act as Irish Counsel to Actavis plc (the “Company”), a public limited company organised under the laws of Ireland, in connection with the proposed registration by the Company of 10,810,045 ordinary shares of the Company, par value $0.0001 per share (the “Registered Shares”) pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company under the Securities Act of 1933, as amended of the United States. 10,307,006 of the Registered Shares are being registered for issue under The 2013 Incentive Award Plan of Actavis plc (the “Actavis Plan”) and 503,039 of the Registered Shares are being registered for issue under the Warner Chilcott Equity Incentive Plan (the “Warner Chilcott Plan”) (together the “Plans”).

For the purpose of giving this Opinion, we have examined:

1.	a copy of each of the Plans;

2.	a copy of the Registration Statement;

3.	a copy of the certificate of incorporation of the Company and a copy of the latest memorandum and articles of association of the Company;

4.	a written resolution of the shareholders of the Company dated 30 September 2013, pursuant to which, among other matters the shareholders resolved that the Company approve and adopt the Actavis Plan (the “Shareholders’ Resolution”);

5.	minutes of a meeting of the board of directors of the Company held on 29 September 2013, pursuant to which, among other matters, the directors resolved that the Company assume and adopt the Actavis Plan and the Warner Chilcott Plan (the “Board Resolution”), (together, the “Documents Examined”); and

6.	a written resolution of the directors of the Company dated 30 September 2013 (the “Directors’ Written Resolution”).

We have not investigated the laws of any country other than Ireland and this Opinion is given only with respect to the laws of Ireland in effect at the date of this Opinion as applied by the Irish courts. We have assumed, without enquiry, that there is nothing in the laws of any other jurisdiction which would, or might, affect the opinions as stated herein, including but not limited to, the internal laws of New Jersey (in the case of the Actavis Plan) and the laws of the State of New York (in the case of the Warner Chilcott Plan). This Opinion shall be construed in accordance with, and governed by, the laws of Ireland. We express no opinion on any matters of taxation or the taxation laws of any jurisdiction, including Ireland. This Opinion speaks as of its date and we assume no obligation to update the opinions set forth in this Opinion.

For the purposes of giving this Opinion, we have assumed: (a) the truth and accuracy of the contents of the Documents Examined; (b) the genuineness of all signatories and authenticity of all Documents Examined submitted to us as originals, the conformity to original documents of all Documents Examined submitted to us as certified or photostatic copies and the authenticity of the originals of such documents; (c) none of the Documents Examined have been varied, amended or revoked in any respect or have expired; (d) the Company was fully solvent at the time of, and immediately following, the execution of each of the Shareholders’ Resolution and the Board Resolution, no resolution or petition for the appointment of a liquidator or examiner has been passed or presented in relation to the Company and no receiver has been appointed in relation to any of the assets or undertaking of the Company; (e) there is, or are, no factual information or documents possessed or discoverable by persons other than ourselves of which we are not aware but of which we should be aware for the purposes of this Opinion; (f) the absence of fraud on the part of the Company and its respective officers, employees, agents and advisors; (g) save for the Shareholders’ Resolution and the Board Resolution, no further resolution, agreement, document or other actions by the Company or any other person is required under the internal laws of New Jersey for the Company to assume or adopt the Actavis Plan (or to the extend such further action is required, it has been taken); (h) save for the Board Resolution, no further resolution, agreement, document or other actions by the Company or any other person is required under the laws of the State of New York for the Company to assume or adopt the Warner Chilcott Plan (or to the extend such further action is required, it has been taken); (i) at each time Registered Shares will be issued, the Company will then have sufficient authorised but unissued share capital to allow for the issue of such Registered Shares; (j) the Company maintains and renews (as may be required by law) all applicable authorities and powers to allot the Registered Securities under Section 20 of the Companies (Amendment) Act 1983 without regard to the statutory pre-emption rights contained in Section 23(1) of that Act; (k) that all Registered Shares will be issued in accordance with the Plans and, except for Registered Shares issued pursuant to deferred payment arrangements, all consideration obligations will be fully satisfied prior to issue; and (l) no Registered Shares will be issued at less than their par value.

Having reviewed the Documents Examined, subject to the foregoing and to the within qualifications and assumptions, and provided that the Registration Statement, in the form provided to us, has become effective, we are of the opinion that:

1.	the Registered Shares have been duly authorised and when issued, in accordance with the respective Plans will be validly issued, fully paid and not subject to calls for any additional payments (“non-assessable”) (except for Registered Shares issued pursuant to deferred payment arrangements, which shall be fully paid upon the satisfaction of such payment obligations);

2.	in any proceedings taken in Ireland for the enforcement of the Actavis Plan which comes under the jurisdiction of the Irish courts, the choice of the internal laws of New Jersey as the governing law of the contractual rights and obligations of the parties thereunder would be applied by the Irish courts as a valid choice of law; and

3.	in any proceedings taken in Ireland for the enforcement of the Warner Chilcott Plan which comes under the jurisdiction of the Irish courts, the choice of the laws of the State of New York applicable to contracts made and performed entirely within such state without regard to the conflicts of law rules of such state would be applied by the Irish courts as a valid choice of law.

Our opinions at paragraphs 2 and 3 above should be read subject to the qualification that Regulation (EC) 593/2008 (Rome I) (“Rome I”) has force of law in Ireland and that therefore the choice of the laws of the State of New York and the internal laws of New Jersey to govern contractual obligations is subject to the provisions of Rome I. For example, under Rome I, the courts of Ireland may apply the overriding mandatory provisions of Irish law and the application of a provision of the law of any country specified by Rome I may be refused if such application is manifestly incompatible with the public policy of Ireland. Please note that it is the courts of Ireland which determine on a case by case basis what the public policy of Ireland is. In addition, where all other elements relevant to the situation at the time of the choice are located in a country other than the country whose law has been chosen, the choice of the parties shall not prejudice the application of provisions of the law of that other country which cannot be derogated from by agreement.

We hereby consent to the filing of this Opinion with the United States Security and Exchange Commission as an exhibit to the Registration Statement.

Yours faithfully

/s/ MATHESON

MATHESON

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